Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”), effective as of February 25, 2013, is made by and between AXOGEN CORPORATION, a Delaware corporation (“AXOGEN” or “Employer”), and Shawn McCarrey (“Employee”), whose resident address is 4667 Warrington Drive, Roswell, GA 30075 (collectively, the “Parties”).

RECITALS:

A. WHEREAS, AXOGEN believes it is in its best interest to employ Employee, and Employee desires to be employed by AXOGEN; and

B. WHEREAS, AXOGEN and Employee desire to set forth the terms and conditions on which Employee shall be employed by and perform duties on behalf of AXOGEN.

NOW, THEREFORE, in consideration of the promises set forth in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which is acknowledged by this Agreement, the Parties to this Agreement, intending to be legally bound, agree as follows:

1. Employment. AXOGEN hereby employs Employee, and Employee hereby accepts such employment, all upon the terms and conditions set forth in this Agreement, including those set forth in the attached Schedules and Exhibits.

(a) Duties of Employee. The duties of Employee are set forth on Schedule 1 of this Agreement, which is attached hereto and incorporated herein by reference.

(b) Compensation and Benefits. The compensation and benefits to which Employee may be entitled pursuant to this Agreement are set forth on Schedule 2 of this Agreement, which is attached hereto and incorporated herein by reference.

2. Confidentiality Agreement/Non-Disclosure/Non-Competition Agreement. The Parties have entered into, as a condition of Employee’s employment, a Confidentiality Agreement/Non-Disclosure with Invention Assignment Agreement (the “Confidentiality/Non-Compete Agreement”), which shall be incorporated herein by reference.

3. Non-Competition Agreement. Employee has agreed as a condition to employment to the non-competition provisions of the Confidentiality/Non-Compete Agreement.

4. Termination.

(a) At-will. Either AXOGEN or Employee may terminate this Agreement at any time during the course of Employee’s employment and for any reason, upon giving written notice to the other party. Employer shall have no further liability or obligation to Employee other than to pay for services rendered through Employee’s last date of employment. If Employee elects to terminate this Agreement and provides Employer with any notice period prior to the date of termination, Employer may elect to terminate this Agreement immediately thereon and incur no further obligation to Employee other than for wages worked through the date of termination of this Agreement. It is the intention of the Parties that at all times this shall be an at-will employment relationship during the course of Employee’s employment with Employer. Nothing contained in this Agreement shall be deemed or construed to create a contractual relationship between the Parties for a specific duration of time.

(b) Death. In the event of the death of the Employee, this Agreement shall terminate on the date of Employee’s death, without any liability to or upon the Employer other than to pay for services rendered prior to the date of the Employee’s death.

(c) Permanent Disability. For purposes of this Agreement, the term “Permanent Disability” shall mean a physical or mental incapacity of Employee, which renders Employee unable to perform Employee’s duties pursuant to this Agreement, and which shall continue for ninety (90) consecutive days or one hundred and eighty (180) days during any twelve month period. If AXOGEN or Employee terminates Employee’s employment by reason of Permanent Disability of Employee, this Agreement shall terminate immediately upon written notice by AXOGEN to Employee, or the date Employee gives notice to terminate employment to AXOGEN, without any liability to or upon the Employer other than to pay for services rendered through the termination date.

5. Change in Control.

For the purposes of this Agreement, a “Change in Control” shall mean the occurrence of any of the following events:

(i) any “person” (as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), who holds less than twenty percent (20%) of the combined voting power of the securities of AXOGEN or its parent company AxoGen, Inc. (“INC.”), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of AXOGEN or INC. representing fifty percent (50%) or more of the combined voting power of the securities of either AXOGEN or INC. then outstanding; or

(ii) during any period of twenty-four (24) consecutive months, individuals, who, at the beginning of such period constitute all members of the Board of Directors of INC. (the “Board”) and cease, for any reason, to constitute at least a majority of the Board, unless the election of each director who was not a director at the beginning of the period was either nominated for election by, or approved by a vote of, at least two-thirds of the directors then still in office who were directors at the beginning of the period; or

(iii) AXOGEN or INC. consolidates or merges with another company, and AXOGEN or INC. is not the continuing or surviving corporation, provided, however, that any consolidation or merger whereby INC. continues as the majority holder of AXOGEN securities or a merger or consolidation of AXOGEN and INC. will not constitute a Change in Control; or

(iv) shares of AXOGEN’s or INC.’s common stock are converted into cash, securities, or other property, other than by a merger of AXOGEN or INC., pursuant to Section 5(a)(iii), in which the holders of AXOGEN’s or INC.’s common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation as immediately after the merger; or

(v) AXOGEN or INC. sells, leases, exchanges, or otherwise transfers all, or substantially all, of its assets (in one transaction or in a series of related transactions), provided, however, that any such transaction related to AXOGEN whereby INC. continues as the majority holder of AXOGEN securities or INC. is the sole other party to the transaction, will not constitute a Change in Control; or

(vi) the holders of AXOGEN’s or INC.’s stock approve a plan or proposal for the liquidation or dissolution of AXOGEN or INC.

7. Surrender of Records and all Company Property. Upon the termination of Employee’s employment for any reason, whether by AXOGEN or Employee, Employee agrees to return to AXOGEN, in good condition, (i) any and all equipment belonging to AXOGEN including, without limitation, computers, cell phones, and personal digital assistants, and (ii) any and all data, computer files, customer lists and contact information, documents and other materials in Employee’s possession, or removed by Employee from AXOGEN’s premises, whether now in Employee’s possession or not, which materials were obtained in connection with Employee’s employment with AXOGEN, including any and all copies (whether complete or partial) and extracts thereof, and (iii) any and all other company property or Confidential Information and materials as they are defined in Employee’s Confidentiality/Non-Compete Agreement, in the Employee’s control or possession.

8. Miscellaneous Provisions.

(a). Amendments to this Agreement only in Writing. The provisions of this Agreement and the attached Schedules and Exhibits shall only be amended, supplemented, or waived by a written agreement executed by both a duly authorized officer of AXOGEN and Employee.

(b). Assignments. Employee shall not assign Employee’s rights and/or obligations pursuant to this Agreement or the attached Schedules and Exhibits. AXOGEN may assign its rights and/or obligations pursuant to this Agreement and the attached Schedules and Exhibits at any time without prior notice to Employee. In the event of a Change of Control in which AXOGEN or INC. is not the surviving entity, any reference to AXOGEN or INC. shall be deemed to refer to the surviving entity.

(c). Binding Effect. All of the terms and provisions of this Agreement and the attached Schedules and Exhibits, whether so expressed or not, shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective administrators, executors, legal representatives, heirs, successors and permitted assigns.

(d). The Provisions of this Agreement are Severable. If any part of this Agreement, or any of the Schedules or Exhibits entered into pursuant to this Agreement, is contrary to, prohibited by, or deemed invalid under any applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder of this Agreement and its Schedules and Exhibits shall not be so invalidated, and shall be given full force and effect so far as possible.

(e). Survival. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 1 through 8 shall survive and remain in effect beyond the execution and delivery of this Agreement in accordance with their respective terms of duration.

(f). Waivers. The failure or delay of AXOGEN at any time to require performance by Employee of any provision of this Agreement or the attached Schedules and Exhibits, even if known, shall not affect the right of AXOGEN to require performance of that provision or to exercise any right, power or remedy pursuant to this Agreement or the attached Schedules and Exhibits. Any waiver by AXOGEN of any breach of any provision of this Agreement or the attached Schedules and Exhibits shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right, power or remedy pursuant to this Agreement or the attached Schedules and Exhibits.

(g). Notices. All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be (i) hand-delivered by messenger or courier service; (ii) sent by an overnight-mail service (e.g. FedX or UPS); or (iii) mailed (airmail, if international) by registered or certified mail (postage prepaid), return receipt requested, and addressed to:

If to Employee:

Employee’s most current address on file with AXOGEN.

If to AXOGEN:	With a copy to:

AXOGEN Corporation	AXOGEN Corporation
13859 Progress Blvd., Ste. 100	13859 Progress Blvd., Ste. 100
Alachua, FL 32615	Alachua, FL 32615
Attn: CEO	Attn: Human Resources

or to such other address as any party may designate by written notice complying with the terms of this section. Each such notice shall be deemed delivered (a) on the date delivered, if by personal delivery, or (b) on the date upon which the return receipt is signed, delivery is refused, or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed.

(h). Governing Law. This Agreement and the attached Schedules and Exhibits and all transactions contemplated by this Agreement or the attached Schedules and Exhibits shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Florida, without regard to principles of conflicts of laws.

(i). Jurisdiction and Venue. The Parties acknowledge that a substantial portion of negotiations, anticipated performance and execution of this Agreement and the attached Schedules and Exhibits occurred, or shall occur, in Alachua County, Florida, and the Parties irrevocably and unconditionally (a) agree that any suit, action or legal proceeding arising out of, or relating to, this Agreement or the attached Schedules and Exhibits shall be brought in the courts of record of the State of Florida in Alachua County, or the United States District Court, Northern District of Florida, Gainesville Division; (b) consent to the jurisdiction of each such court in any such suit, action or proceeding; (c) waive any objection which they may have to the laying of venue of any such suit, action or proceeding in any of such courts; and (d) agree that service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws or court rules in said state.

(j). Remedies Available to Either Party Cumulative. No remedy conferred upon any party pursuant to this Agreement (or the attached Schedules and Exhibits) is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given pursuant to this Agreement (or the attached Schedules and Exhibits) now or hereafter existing at law or in equity or by statute or otherwise. No single or partial exercise by any party of any right, power or remedy pursuant to this Agreement (or the attached Schedules and Exhibits) shall preclude any other or further exercise of such right, power or remedy.

(k). Entire Agreement. This Agreement and the attached Schedules and Exhibits represents the entire understanding and agreement between the Parties with respect to the subject matter contained herein and supersedes all other negotiations, understandings and representations (if any) made by and between the Parties.

(l). Section and Paragraph Headings. Section and paragraph headings used throughout this Agreement and the attached Schedules and Exhibits are for convenience of reference only and in no way define, limit or describe the scope or intent of this Agreement or the attached Schedules and Exhibits.

(m). Preparation of Agreement. This Agreement shall not be construed more strongly against any party regardless of who is responsible for its preparation. The Parties acknowledge that each party contributed to its negotiations and is equally responsible for its preparation.

(n). Section 409A of the Code. Notwithstanding any provision of this Agreement to the contrary, this Agreement is intended to meet the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) to the extent applicable, the Parties intend to administer this Agreement in a manner that is consistent with those requirements or an exception thereto, and this Agreement shall be construed and interpreted in accordance with such intent. Any payments that are considered deferred compensation under Section 409A of the Code and that are paid to a “specified employee” (as defined in Section 409A of the Code) upon separation from service shall be subject to a six (6) month delay, if required by Section 409A of the Code. If required by Section 409A of the Code, any amounts otherwise payable during the six (6) month period that commences on and follows the Employee’s termination date shall be paid in one lump sum amount on the first payroll date following the six (6) month period following the Employee date of termination (or within thirty (30) days of the Employee’s death, if earlier). For purposes of Section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” (within the meaning of such term under Section 409A of the Code). Each payment made under this Agreement shall be treated as a separate payment. In no event shall the Employee, directly or indirectly, designate the calendar year of a payment. All reimbursements under this Agreement shall be provided in a manner that complies with Section 409A of the Code, if applicable. If required by regulations or other guidance issued under Section 409A of the Code or a court of competent jurisdiction, the provisions regarding payments hereunder shall be amended to provide for such payments to be made at the time allowed under such regulations, guidance or authority that most closely achieves the intent of this Agreement.

EMPLOYEE AND AXOGEN have executed this Agreement as of the 25th day of February 2013.

AXOGEN Corporation

/s/ Karen Zaderej
Name: Karen Zaderej
Title: CEO

EMPLOYEE:

/s/ Shawn McCarrey
Shawn McCarrey

SCHEDULE LIST

Schedule 1 -	Duties of Employee
Schedule 2 -	Compensation and Benefits

SCHEDULE 1

DUTIES OF EMPLOYEE

The duties of Employee with AXOGEN Corporation (“AXOGEN” or “Employer”) are as follows:

1. Employee’s Title: AXOGEN hereby employs Employee as a Senior Vice President of Sales, which title may change at AXOGEN’s discretion.

2. Employee’s Duties: During employment with AXOGEN, Employee’s duties will include, without limitation, the following:

(a) Description of Duties. Employee shall perform all duties in connection with Employee’s position, or as otherwise designated by AXOGEN, including, without limitation, the following duties:

Employee shall perform all duties in connection with Employee’s position, or as otherwise designated by AXOGEN, including, without limitation demonstrate creative, insightful ideas and implement them quickly and effectively; work with deadlines; manage and complete projects through commercialization; develop techniques in the clinical sale of concepts and products; effectively manage budget and sales tracking; establish and monitor metrics to demonstrate effectiveness in sales growth and market; create sales targets and meet or exceed such targets; manage the sales team ensuring proper level and use of resources; negotiate and execute contracts with hospitals and IDNs; work closely with the Senior Vice President of Marketing or other designated person to create strategies to communicate effectively with customers and maximize customer retention; hire, develop, train and retain a high performing sales team; develop sales training and sales tools as well as provide field sales support; develop programs that increase qualified leads; work closely with the team to develop and manage channel and partner programs, including identifying strategic alliances that can benefit the growth of the company; assist in molding the strategic direction of the company; and any other activities assigned to Employee by AXOGEN from time to time.

(b) Report to AXOGEN Designated Manager. Employee shall report to the CEO of AXOGEN.

(c) Compliance With Employee Policies and Procedures. Employee shall comply with all AXOGEN policies and procedures for employees as provided to Employee on the hire date and as such policies and procedures may exist from time to time.

(d) No Other Business Activities.

(i) Employee shall devote Employee’s entire professional time, energy and skill to the performance of Employee’s duties pursuant to the Agreement, the service of AXOGEN, and promotion of AXOGEN’s interests. The Parties agree that Employee may not during Employee’s employment, except as permitted in writing by AXOGEN, be engaged in any other business activity, whether or not such activity is pursued for gain, profit, or other pecuniary advantage including, without limitation, management or management consulting activities.

(ii) Notwithstanding the preceding subsection, Employee may invest Employee’s personal assets in businesses or real estate that are not in competition with AXOGEN where the form or manner of such investment will not require services on the part of Employee, and in which Employee’s participation is solely that of a passive investor.

(e) Compliance with AXOGEN’s Rules and Regulations. Employee agrees to abide by all rules and regulations established from time to time by AXOGEN.

SCHEDULE 2

COMPENSATION AND BENEFITS

Subject to the terms and conditions of the Executive Employment Agreement (the “Agreement”), Employee may be entitled to receive from AXOGEN Corporation (“AXOGEN” or “Employer”) the following compensation and benefits:

1. Base Salary.

(a) Amount. Employee’s salary during employment with AXOGEN will be at the rate of $200,000 (Two Hundred Thousand Dollars) annually, (the “Base Salary”) effective upon execution and delivery of the Agreement and Employee’s first day of employment with AXOGEN.

(b) Payment. The Base Salary shall be payable in accordance with the existing payroll practices of AXOGEN, which practices may be changed by AXOGEN from time to time at its sole discretion. The Base Salary shall be subject to all appropriate withholding taxes.

(c) Review of Base Salary. The Base Salary shall be reviewed by AXOGEN on an annual basis; however AXOGEN reserves the right to increase or decrease the Base Salary at any time during the employment relationship in its sole discretion.

(d) Commission.

(i) Calculation. Employee will be paid a commission based upon an agreed upon commission plan determined by AxoGen with a target of 100% of monthly base salary.

(ii) Payment. The Commission, if paid, shall be paid in accordance with, and subject to, the normal payroll policies of AXOGEN with respect to similar forms of compensation, including, without limitation, being subject to all appropriate withholding taxes.

(iii) Termination. Except as otherwise set forth in Paragraph 5 of the Agreement, in the event that Employee’s employment is terminated for any reason, either by Employee or AXOGEN, Employee’s entitlement to any Commissions set forth in this Section 1(d) shall cease as of the date of termination. Employer shall have no further liability or obligation to Employee with respect to Commissions.

2. Business Expenses and Reimbursements. Employee shall be eligible for reimbursement by AXOGEN in accordance with AXOGEN’s normal reimbursement practices for ordinary and necessary business expenses incurred by Employee in the performance of Employee’s duties for AXOGEN, so long as Employee timely submits to AXOGEN accurate invoices and receipts of all expenses submitted for reimbursement pursuant to this section.

3. Stock Options. Employee may be eligible to receive stock options in accordance with the terms of the Employee’s Incentive Stock Option Agreement.

4. Car Allowance. During the Employee’s employment with AXOGEN, Employee will be paid a car allowance in accordance with AXOGEN’s then existing car allowance policy, if any. Employee shall timely submit to AXOGEN accurate invoices and receipts of all expenses submitted for reimbursement.

5. Benefits. Employee will be permitted to participate in such benefit plans of AXOGEN that may be in effect from time to time, to the extent Employee is eligible under the terms of those plans. Nothing herein shall be construed to require AXOGEN to institute or continue any particular plan or benefit. AXOGEN reserves the right to add, change, or eliminate any benefits at any time at its sole discretion.

6. Vacations and Holidays. Employee will be entitled to paid vacation and holidays in accordance with the vacation and holiday policies of AXOGEN in effect for its employees from time to time. Vacation must be taken by Employee at such time or times as approved by AXOGEN. Employee is entitled to three (3) weeks of paid vacation per calendar year with the first year prorated based upon the number of days employed.

7. Bonus.

(a) Calculation. In the event that AxoGen’s gross revenue from March through December 2013 exceeds the budgeted gross revenue as established by AXOGEN’s Board of Directors for such period, Employee will be paid a cash bonus equal to $40,000 and an additional Incentive Stock Option for the purchase of 17,000 shares granted on, and priced, January 15, 2014, if earned. Bonuses for subsequent years will be agreed to by the parties.

(b) Payment. The Bonus if paid shall be paid in accordance with, and subject to, the normal payroll policies of AXOGEN with respect to similar forms of compensation, including, without limitation, being subject to all appropriate withholding taxes.

8. Compensation Review. AXOGEN shall, from time to time, but no less frequently than annually, review Employee’s compensation (including benefits) and may, in its sole discretion, increase, or decrease, or eliminate any or all of the benefits. Any such increase or decrease in the compensation package shall be valid only if in writing, executed by a duly authorized officer of AXOGEN, and such writing shall constitute an amendment to this Paragraph 8 (and to the Agreement and any applicable Schedules or Exhibits) solely as to the benefits, without waiver or modification of any other terms, conditions or provisions of the Agreement.

9. Severance.

(a) Termination. In the event of Employee’s termination of employment by AXOGEN without Substantial Cause (as defined below) or within one hundred and eighty (180) days following a Change in Control or by Employee for Good Reason (as defined below), Employee will be entitled to a severance payment consisting of such aggregate amount of compensation, consisting of base salary, commission and bonuses, that he received in the twelve (12) months prior to termination. For purposes of this Agreement, “Substantial Cause” means: (A) the commission by Employee of any act of fraud, theft, or embezzlement; (B) any material breach by Employee of this Agreement, provided that AXOGEN shall have first delivered to Employee written notice of the alleged breach, specifying the exact nature of the breach in detail, and provided, further, that Employee shall have failed to cure or substantially mitigate such breach within ten (10) days after receiving such written notice; (C) commission or conviction of any felony, or of any misdemeanor involving moral turpitude, or entry of a plea of guilty or nolo contendere to any felony or misdemeanor; (D) material failure to adhere to AXOGEN’s corporate codes, policies or procedures which have been adopted in good faith for a valid business purpose as in effect from time to time; or (E) failure to meet reasonable performance standards as determined by AXOGEN, which include, but shall not be limited to, failure to have gross revenue in a calendar quarter exceed 80% of budgeted gross revenue for such quarter. For purposes of this Agreement, “Good Reason” shall mean Employee’s resignation from employment upon or within ninety (90) days following a Change of Control, if AXOGEN or INC. is not the surviving entity, provided that Substantial Cause for termination of Employee’s employment does not exist at the time of such resignation and the resignation is the result of the occurrence of any one or more of the following:

i.	the assignment to Employee of any duties inconsistent in any respect with his/her position (including status, offices, titles, and reporting requirements), authorities, duties, or other responsibilities as in effect immediately prior to the Change in Control of the Company or any other action of the Company which results in a diminishment in such position, authority, duties, or responsibilities, other than an insubstantial and inadvertent action which is remedied by the Company promptly after receipt of notice thereof given by Employee;

ii.	a reduction by AXOGEN in Employee’s base salary as in effect on the date hereof and as the same shall be increased from time to time hereafter; or

iii.	the failure by AXOGEN to (A) continue in effect any material compensation or benefit plan, program, policy or practice in which Employee was participating at the time of the Change in Control of the Company or (B) provide Employee with compensation and benefits at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each employee benefit plan, program, policy and practice as in effect immediately prior to the Change in Control of the Company (or as in effect following the Change in Control of the Company, if greater.

(b) Payment of Severance. Payment of any severance for Employee will be made in a lump sum on the first payroll date following the 60th day following the date of Employee’s termination of employment. Notwithstanding the foregoing, if the Employee is a “specified employee” on Employee’s termination date, the postponement provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as described in Section 8(n) below, shall apply, if applicable.

10. No Other Compensation. Employee agrees that the compensation and benefits set forth in the Agreement and this Schedule 2 are the sole and exclusive compensation and benefits to which Employee is entitled pursuant to the Agreement and this Schedule 2, and that Employee shall have no rights to receive any other compensation or benefits of any nature from AXOGEN.